Marathon Patent Group, Inc (MARA.OB)
Intellectual Property Division
The University of Arizona Science & Technology Park
9070 S. Rita Rd #1550
Tucson, Arizona 85747

J. Michael Redmond, CEO
Endeavor Power Corporation, Inc.
2 Canal Park, 5th Floor
Cambridge, MA 02141

CC: Board Members Dr. Jorn Gorlach and Edward Withrow III

Dear Mr. Redmond:

Pursuant to your authorization, we were engaged to perform an independent analysis of the patent position of Endeavor Power Corporation, Inc. and all of its subsidiaries in a study that focused on all of the Intellectual Property (IP) patent rights assigned, expired, and pending in the United States and Internationally (the “Subject Assets” or the “Patents”) held by Endeavor Power Corporation, Inc. (“Endeavor” or the “Company”) as of April 1, 2013 (the “Intellectual Property Report Date”). The analysis of the Subject Assets was conducted for management information purposes only related to providing a high level comprehensive analysis of current patent holdings of Endeavor

The resulting analysis should not be used for any other purpose or by any other party for any purpose, without our expressed written consent. Having reasonable knowledge of relevant facts and under the analysis herein performed by those normally skilled-in-the-art within the field of Endeavor’s Inventions, provided through proprietary, 3rd Party Systems, and public information related to the Subject Assets of this report that is intended to provide intelligence to inform patent portfolio owners and stake holders of the accurate and current state of the commercial patent pending coverage and where possible to identify the existence of novel and patentable inventions present in the current innovation initiative that we’ve studied at Endeavor’s request.

Should you have questions regarding this report, please contact me at 520 663 0007

Respectfully submitted,

Nathaniel T. Bradley,
CTO & President of IP Services, Marathon Patent Group, Inc.
University of Arizona Science & Technology Park 9070 Rita Rd #1550 Tucson, Arizona 854

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INTELLECTUAL PROPERTY REPORT INDEX
TABLE OF CONTENTS ENGAGEMENT OVERVIEW	3
Description Of The Assignment	3
Scope	3
Objectives	3
DESCRIPTION OF THE ENDEAVOR SUBJECT ASSETS	4-5
Intellectual Property Pending with USPTO	4
Intellectual Property Pending with WIPO	4
Intellectual Property Provisionals	6-9
Conclusions	6

Attachments
Exclusive Licenses	Montecito Bio Science
COPY OF PATENTS PENDING	Published Patents Pending

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DESCRIPTION OF THE ASSIGNMENT

We performed an independent analysis of 12 patents and patent applications as part of an in-depth intellectual property review and refined our view of the assets assigned to Endeavor Power Corporation and its subsidiaries and only to inventions filed by or reduced to practiced within the current Endeavor invention cycle. These patent assets comprised the “Subject Assets” that are all assigned to and owned Endeavor Power Corporation, Inc. (“Endeavor” or the “Company”) as of April 1, 2013 (the “Intellectual Property Report Date”) per United States Patent & Trademark Office (USPTO) records.

The analysis of the Subject Assets was conducted for management information purposes related to the exploration of the potential for new invention filings by Endeavor, given recent reduction to practice within Endeavors product lines and for the purpose of mapping the exact holdings of Endeavor in the area of Intellectual Property.

The Return on Investment (ROI) or the value created by Marathon in completion of this report for Endeavor is to inform decisions regarding the intellectual property owned by Endeavor and to provide an accurate and thorough documentation of the assets currently assigned to Endeavor.

SCOPE

Marathon will perform a confidential investigation and analysis of presently Endeavor-owned and pending patent applications (“Subject Assets”) that relate to technologies in fields in which Endeavor has reduced to practice and has sufficient novelty and cause to file additional patents.

Objectives
Inform the IP strategy of Endeavor and provide consolidated listing of IP assets and develop an IP pipeline of inventions for immediate provisional patent filings in the U.S. and Internationally.

About Marathon Patent Group IP Services

Marathon Patent Group™ is an intellectual property (“IP”) company that serves patent owners ranging from individual inventors to Fortune 500 corporations. Our IP services team devises strategies that allow our clients to maximize the value of their IP assets. In addition, to generating revenues through IP consulting engagements, Marathon partners with inventors and patent owners to monetize patent portfolios through IP licensing campaigns. Our objective is to provide a focused and comprehensive set of IP services that range from analysis of existing IP assets, idea creation, development, prosecution, commercialization, licensing and enforcement.

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Marathon provides our clients proprietary analytics, IP valuation methods, partnering opportunities, infringement tracking, patent analysis, strategies, tactics, enforcement and reporting among others. Marathon is closely aligned with IP Navigation (www.ipnav.com) and has enjoyed a working relationship since IP Navigation’s founding in 2003. IP Navigation is the industry-leading patent licensing company.

1. Endeavor through its affiliate Montecito Bio-Sciences owns exclusive licensing rights currently to four families of patents pending domestically and Internationally “Portable Apparatus for Improved Sample Analysis”, “Method of producing a plurality of isolated antibodies to a plurality of cognate antigens”, and “Method of identifying drugs, targeting moleties or diagnostics” – Currently Assigned to Montecito Bio-sciences,. Mar

#	ID	Title	Assignee	Published
1	US20120020837 A1	Portable apparatus for improved sample analysis	Montecito Bio-sciences, Ltd.	01-26-2012
2	US20120029171 A1	Method of producing a plurality of isolated antibodies to a plurality of cognate antigens	Montecito Bio-sciences, Ltd.	02-02-2012
3	EP2080025 A4	Portable apparatus for improved sample analysis	Montecito Bio-sciences, Ltd.	12-07-2011
4	US20060051348 A1	Method of producing a plurality of isolated antibodies to a plurality of cognate antigens	Montecito Bio-sciences, Ltd.	03-09-2006
5	US20090010804 A1	Portable apparatus for improved sample analysis	Montecito Bio-sciences, Ltd.	01-08-2009
6	CN101558302 A	Portable apparatus for improved sample analysis	Montecito Bio-sciences, Ltd.	10-14-2009
7	US20060052948A1	Method of identifying drugs, targeting moleties or diagnostics	Montecito Bio-sciences, Ltd.	03-09-2006
8	US20080085532A1	Method for determining the immune status of a subject	Montecito Bio-sciences, Ltd.	04-10-2008

Portfolio Details

October 25 2007
Pub. No. WO/2008/057781 I
International Application No.: PCT/US2007/082499 Publication Date: 15.05.2008 International Filing Date: 25.10.2007

European Patent Application No. 07854420.2
International Application No. PCT/US2007082499
Ireland - EPO Application 07854420.2
India - 758/MUMNP/2009
Chinese Patent Application 200780039901.x
Hong Kong Patent Application No. 10103659.4

Abstract:

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The present invention is an improved apparatus for sample analysis. The apparatus employs an assay component containing a membrane having one or a plurality of analyte - specific binding agents attached thereto, a means for absorbing liquid, and a piston means for drawing analytes through said membrane into said means for absorbing liquid. The apparatus is configured to be portable and provide a detector for detecting binding of an analyte to an analyte- specific binding agent, a plurality of data acquisition components, and a computer for integrating, analyzing and storing the detected analyte specific binding and acquired data.

Patent Class Analysis

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Text Cluster Areas of Endeavor’s Inventions

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Provisional Patent Filings Underway

Marathon Patent Group conducted a phone conference with Endeavor inventors Edward Withrow III and Dr. Jorn Gorlach and determined that within the test cartidge technology there are areas where Endeavor has novel and significant inventions that fall within the current invention cycle. Marathon has studied the reduction to practice and in the process of helping Endeavor with filing a provisional patent in the U.S. and Internationally. These applications will remain confidential until published, however, we have included non-confidential descriptions of these two inventions that are being filed by Endeavor within the next 20 business days.

1. Target Antigen Detection System (TADS)

“Vacuum Control Flow Device”

A core component of the Target System Diagnostic Platform is the Test Cartridge (Figure 1). Parallax Diagnostics’ Target System Test Cartridge has a flow-through design allowing any prepared sample to be applied to a membrane system, thereby facilitating rapid absorption, test solution application, and test development in one single device. The Test Cartridges can be used with samples derived from different biological origins including whole blood, urine, serum, or fecal specimens. The Test Cartridges are less than 2 inches tall and can be transported easily over long distances and in large numbers. The Test Cartridge is proven in diagnostic laboratories and, as such, all tests are adapted to this format.

Our platform utilizes a patented vacuum technology to deposit specimen samples uniformly on test membranes. Excess specimen absorption is built in. This engineering foresight in design provides the clinician with process controls not available with other rapid test devices.

2. PRINCIPLE OF TARGET CARDIAC TROPONIN-I TEST
The TARGET CARDIAC TROPONIN-I TEST is a solid phase enzyme immunoassay for the detection of cardiac troponin- I. Monoclonal antibody to cardiac troponin-I is attached to a membrane and serves as capture antibody as the serum sample passed through the membrane. A polyclonal anti-cardiac troponin-I-enzyme is then added which binds to a different site on the molecule forming an antibody sandwich on the membrane. Unbound enzyme labeled antibody is removed with washing solution. A color development solution is added which reacts with the enzyme to form a blue color. The amount of blue color formed is directly proportional to the amount of antibody-enzyme conjugate that is specifically bound

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to the cardiac troponin-I on the membrane. The cardiac troponin-I bound on the membrane is proportional to the amount of cardiac troponin-I in the sample.
The device is inserted into the menu-driven Target Reader that evaluates the intensity of the blue spot and calculates the concentration of CTN-I in the sample.

Independent Claims within this provisional will cover Reagents Target Cardiac Troponin

REAGENTS TARGET CARDIAC TROPONIN-I (20 Test Kit)
COMPONENT DESCRIPTION 20 TARGET TEST Cassettes Membrane coated with mouse monoclonal anti-CTN-I 1 Antibody Conjugate Anti-CTN-I conjugated with horseradish peroxidase (goat polyclonal) 1 Conjugate Diluent Deionized water with stabilizers 1 Color Development Solution Buffer solution containing TMB

Conclusions

Marathon Patent Group believes Endeavor has a strong patent portfolio protecting its business and should file two provisional filings immediately. Endeavor should proceed to file in 2013 as aggressively as its budgets allow patents based on its inventions and innovations to protect its business operations and provide freedom to operate.

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